EXHIBIT 107

CALCULATION OF FILING FEE TABLES

S-3

(Form Type)

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UNITED STATES ANTIMONY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Newly Registered Securities	Equity	Common Stock, $0.01 par value	457(o)	-	-	$400,000,000	0.00013810	$55,240
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$400,000,000	0.00013810	$55,240
	Total Fees Previously Paid							$0.00
	Total Fee Offset							$0.00
	Net Fee Due							$55,240

(1)

Consists of shares to be issued pursuant to that certain Amended and Restated Sales Agreement, dated September 17, 2025, by and among United States Antimony Corporation, A.G.P./Alliance Global Partners and B. Riley Securities, Inc.

(2)	Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended.
*	Table 2: Fee Offset Claims and Sources and Table 3: Combined Prospectuses omitted as inapplicable.